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                                                   EXHIBIT 5

              Venable, Baetjer and Howard, LLP
            1800 Mercantile Bank & Trust Building
                      Two Hopkins Plaza
               Baltimore, Maryland 21201-2978
              (410)244-7400, Fax (410)244-7742


                       August 8, 1995

Waverly, Inc.
428 East Preston Street
Baltimore, MD  21202

Gentlemen:

          We have acted as counsel for Waverly, Inc. (the
"Corporation") in connection with a registration statement on Form S-8 being filed with the Securities and Exchange
Commission (the "Registration Statement"), registering
750,000 shares of Common Stock (par value $2.00 per share) of the Corporation (the "Shares") for issuance and sale pursuant to the Corporation's 1995 Employee Stock Option
Plan (the "Plan").

          We have examined the Corporation's charter, its by-laws, the Registration Statement in substantially the form it is to become effective, the Plan and such records of the Corporation as we have deemed to be necessary to render the opinion set forth herein.

          Based on such examination, we are of the opinion that:

          1. The Corporation is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

          2. The Shares, to be offered for sale pursuant to the Registration Statement, have been duly authorized for issuance, and when sold, issued and paid for as contemplated in the Registration Statement, will have been validly issued and will be fully paid and nonassessable shares of Common Stock of the Corporation under the laws of the State of Maryland.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                         Very truly yours,

                         VENABLE, BAETJER AND HOWARD, LLP